                                                                     Exhibit 4.3

         This Security Has Not Been Registered Under The Securities Act Of 1933, As Amended, Or Any State Securities Laws. It May Not Be Transferred, Assigned, Sold Or Offered for Sale Except Pursuant To An Effective Registration Statement Under Said Act And Any Applicable State Securities Law Or An Opinion Of Counsel, In Form And Substance Reasonably Acceptable To The Company, That Registration Is Not Required Because Of An Applicable Exemption From Such Registration Requirements.

         The Rights Of The Holder Of This Debenture Are Subject To The Terms Of A Subordination Agreement, Dated February 23, 2000, Among The Senior Lenders (As Defined Therein) And, Among Others, The Holder Of This Debenture (the "Subordination Agreement").


         NO.  1                                           $15,000,000

         DATED: FEBRUARY 23, 2000

                       ADVANCED COMMUNICATIONS GROUP, INC.

                 5% CONVERTIBLE DEBENTURE DUE FEBRUARY 23, 2006

         THIS DEBENTURE ("Debenture") is one of a duly authorized issue of Debentures of ADVANCED COMMUNICATIONS GROUP, INC. (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, designated as the Company's 5% Convertible Debentures Due February 23, 2006, in an aggregate principal amount of Twenty Million U.S. Dollars (U.S. $20,000,000) (the "Debenture").

         FOR VALUE RECEIVED, the Company promises to pay to Halifax Fund, L.P. the initial holder hereof, or its order (including successors-in-interest, the "Holder"), the principal sum of FIFTEEN MILLION U.S. DOLLARS (U.S. $15,000,000) on February 23, 2006 (the "Maturity Date") and to pay interest on the principal sum outstanding under this Debenture ("Outstanding Principal Amount"), at the rate of 5% per annum, compounded semi-annually, payable in arrears on the first day of January and July of each year (each an "Interest Payment Date"), with the first such payment due on July 1, 2000. Interest shall accrue daily commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "Debenture Register"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Convertible Debenture Purchase Agreement dated as of February 23, 2000 between the Company and the Holder (the "Purchase Agreement") or the Registration Rights Agreement dated as of February 23, 2000 between the Company and the Holder (the "Registration Rights Agreement").

         The principal of, interest on, and default payments (defined below) in respect of this Debenture are payable in such coin or currency of the United States as of the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time; PROVIDED, HOWEVER, that, in lieu of paying such interest in coin or currency, the Company may, at its option (provided (i) no Interfering Event (as defined in the Registration Rights Agreement) then exists and (ii) it gives at least fifteen (15) business days notice prior to an Interest Payment Date), pay interest on this Debenture for any Interest Payment Date by adding the amount thereof to the Outstanding Principal Amount due under this Debenture ("PIK Interest"), pursuant to an irrevocable statement in the form of EXHIBIT 2 hereto ("PIK Statement") delivered at least fifteen (15) business days prior to the Interest Payment Date on which the Company plans to pay such PIK Interest and effective for such Interest Payment Date only. If neither the cash interest due hereunder is paid when due, nor the PIK Statement delivered, to the Holder as provided above, the Company shall no longer have the right to choose the PIK Interest option on that Interest Payment Date or any future Interest Payment Dates and the Holder may elect either cash interest or PIK Interest hereunder at its option. Any PIK Interest when so added to the Outstanding Principal Amount due under this Debenture shall, for all purposes of this Debenture, be deemed to be part of the principal indebtedness evidenced by this Debenture including, without limitation, for purposes of determining interest payable hereunder after the applicable Interest Payment Date for which such PIK Statement is delivered by the Company and amounts convertible into Common Shares hereunder after the applicable Interest Payment Date for which such PIK Statement is delivered by the Company.

         The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the applicable Interest Payment Date and addressed to such Holder at the last address appearing on the Debenture Register.

         The Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the day following the occurrence and during the continuance of an Event of Default hereunder, at the rate equal to the lower of the Citibank Prime Rate per annum plus six (6%) percent or the highest rate permitted by law; PROVIDED that the interest rate of this Debenture shall not be reduced below 5% as a result of this provision. The Holder shall have the option to receive such interest as PIK Interest or cash interest and shall exercise its option by delivering to the Company a statement in a form substantially similar to the PIK Statement which shall be effective until the Holder delivers an additional statement to the contrary. If the Holder elects to receive the interest in cash, it shall be payable on demand.

         Additional cash payments (referred to as "default payments") may be required pursuant to the Registration Rights Agreement if there occurs an "Interfering Event" (as defined therein), or pursuant to the Purchase Agreement under the terms set forth in Section 3.14 therein. Such default payments, if not paid in cash when due, may be treated by the Holder in its sole discretion as being added to the Outstanding Principal Amount due under this Debenture.

         Subject to applicable law, any interest otherwise payable that is not paid for any applicable period because it would exceed the highest rate permitted by law shall become payable whenever the payment thereof, together with other interest due for any such subsequent period, would not exceed such highest legal rate.

         The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement and Registration Rights Agreement, including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.

         This Debenture is subject to the following additional provisions:

         1. DENOMINATION. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

         2. TRANSFERS. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws, or applicable exemptions therefrom. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

         3. DEFINITIONS. For purposes hereof the following definitions shall apply:

            "CHANGE IN CONTROL TRANSACTION" shall mean the occurrence of (x) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power, or (z) Richard O'Neal shall fail, for any reason, to (i) be a member of the Board of Directors of the Company, or any successor of the Company, or (ii) be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of seventy percent or more of the Common Stock of the Company so owned by him on the Closing Date. Notwithstanding the foregoing, the acquisition of control by one or Permitted Holders shall not constitute a Change in Control Transaction, without prejudice to the Holder's rights under this Debenture or the Purchase Agreement or the Registration Rights Agreement.

            "CLOSING DATE" shall mean the date of original issuance of this Debenture.

            "CLOSING PRICE" shall mean $14.2063

            "COMMON STOCK" shall mean the common stock, par value $0.0001, of the Company.

            "CONVERSION NOTICE" shall have the meaning set forth in Section
5(d).

            "CONVERSION PRICE" shall have the meaning set forth in Section
5(c).

            "CONVERSION RATE" shall have the meaning set forth in Section
5(b).

            "HOLDER CONVERSION DATE" shall have the meaning set forth in
Section 5(d).

            "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

                      (i) If the Common Stock is listed on NYSE, the closing bid price on such Exchange on the date of valuation;

                      (ii) If the Common Stock is listed on the NASDAQ National Market System or the American Stock Exchange, the closing bid price on such exchange on the date of valuation;

                     (iii) If neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, the lesser of (A) the lowest sales price on the date of valuation or (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

                      (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

            "PERMITTED HOLDERS" shall have the meaning set forth in the definition of "Permitted Holders" set forth in Article 1 of the Loan Agreement between Advanced Communications Group, Inc. and, among others, Bank of America, N.A., without regard to any amendments thereto; provided, however, that each of the Consolidation Partners Founding Fund, LLC, Consolidation Partners, L.P. shall only be deemed a Permitted Holder under this Agreement if such entities or persons are wholly owned by Richard O'Neal and/or Rod Cutsinger and the only shareholders of the Acquired Companies (as defined in the Loan Document) which shall be deemed a Permitted Holder are Richard O'Neal and Rod Cutsinger, except that such entities and their owners or such shareholders that are set forth on Schedule 1 hereto shall also be deemed Permitted Holders.

            "REDEMPTION NOTICE" shall have the meaning set forth in
Section 6(a).

            "REDEMPTION PRICE" shall have the meaning set forth in
Section 6(a).

            "RESET" SHALL HAVE THE MEANING SET FORTH IN SECTION 5(c).

            "RESET PRICING PERIOD" SHALL HAVE THE MEANING SET FORTH IN
SECTION 5(c).

            "RESTRICTED OWNERSHIP PERCENTAGE" shall have the meaning set forth in Section 12.

            "TRADING DAY" shall mean a day on which the Common Stock is traded on the NYSE or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

            4. CHANGE IN CONTROL, ETC. If at any time there occurs any Change in Control Transaction, Holder shall be entitled, at its sole option, to have the Company redeem this Debenture in whole or in part at a redemption price equal to 110% of the Outstanding Principal Amount of this Debenture plus all accrued but unpaid interest and penalties on this Debenture. Such Holder shall be entitled to make such election at any time after commencement and up to 10 days after the effective date of the Change in Control Transaction. For purposes of this Section 4, the commencement date shall be the day upon which the Change in Control Transaction was publicly announced.

            5. CONVERSION AT THE OPTION OF THE HOLDER. The Holder of this Debenture shall have the following conversion rights.

                (a) HOLDER'S RIGHT TO CONVERT. This Debenture shall be convertible at any time, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock. If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

                (b) CONVERSION PRICE FOR HOLDER CONVERTED SHARES. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                    P + I + D

                         ------------------------------

                                Conversion Price

         P= Outstanding Principal Amount of this Debenture submitted for conversion as of the Holder Conversion Date

         I= accrued but unpaid interest (not previously added to principal) on P as of the Holder Conversion Date

         D= default payments (not previously added to principal) on P as of the Holder Conversion Date

              The number of shares of Common Stock into which each $1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "Conversion Rate."

              (c)  CONVERSION PRICE. Subject to adjustments pursuant to
Section 7, this Debenture will have an initial conversion price equal to $15.6269 (such price, as Reset (as defined below) and as adjusted in accordance with Section 7 of this Debenture Section 3.9 of the Purchase Agreement and Section 2(b)(i) of the Registration Rights Agreement, shall be referred to herein as the "Conversion Price").

              On August 23, 2000, February 23, 2001, August 23, 2001 and February 23, 2002, only if the average of the Market Price for Shares of Common Stock for the ten (10) Trading Days following such respective date (the "Reset Pricing Period") is lower than the current Conversion Price, the Conversion Price shall reset ("Reset") to 100% of such average (subject to further adjustment in each case). The Conversion Price shall not be increased as a result of a Reset. The Market Price for Shares of Common Stock shall be appropriately adjusted for stock splits, reverse splits, stock dividends and other dilutive events that occur during the Reset Pricing Period.

              In addition to the foregoing and in addition to any other rights or remedies which may be available to the Holder hereunder, under the Purchase Agreement and/or the Registration Rights Agreement, if at any time
(i) by reason of the Subordination Agreement, the Holder is prevented from exercising its redemption rights or receiving any cash payment due to the Holder hereunder, under the Purchase Agreement or the Registration Rights Agreement and/or (ii) the Company fails for any reason to repurchase the Debenture (or portion thereof, as applicable) or make any cash payment in accordance with the terms of this Debenture, the Purchase Agreement or the Registration Rights Agreement, then the Conversion Price shall be subject to further adjustment so that it shall thereafter be equal to the lesser of (x) the lowest Market Price for Shares of Common Stock during any of the five (5) days prior to the date that the Holder submits a Conversion Notice (as defined below) to the Company and (y) the Conversion Price otherwise applicable at such time, subject to further adjustment in each case. Provided, however, that at no such time shall the additional shares issuable as a result of this Section 5(c) result in more than 400,000 shares (as adjusted for stock splits, reverse splits, stock dividends and other dilutive events) that would otherwise be issuable based on the then existing Conversion Price.

              (d) MECHANICS OF CONVERSION. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder
(i) shall give written notice in the form of EXHIBIT 1 hereto (the "Conversion Notice") by facsimile to the Company at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and default payments) specified therein, which such notice and election shall be revocable by the Holder at any time prior to its receipt of the Common Stock upon conversion, and (ii) as soon as practicable after such notice, shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debentures. If a Holder is converting less than the maximum number of shares it may convert under its Debenture, the Company shall reissue the Debenture with the appropriate remaining principal amount as soon as practicable after the Company shall have received the Holder's surrendered Debenture.

              The Company shall issue and deliver within three business day of the delivery to the Company of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Debentures or the Warrant Shares (as defined in the Purchase Agreement) deliverable upon exercise of Warrants (as defined in the Purchase Agreement), provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares and Warrant Shares issuable upon conversion or exercise to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 5 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Holder Conversion Date.

          6.   OPTION TO REDEEM.

               (a) At least five Trading Days prior to the commencement of a Reset Pricing Period, the Company may state its intention to redeem all, but not less than all, of the Debentures (all or none) for a cash price equal to the applicable "Redemption Price" (as defined below) by providing an irrevocable, written notice (the "Redemption Notice") to the Holder. The Redemption Notice shall indicate that the Company seeks to redeem the Debenture and shall set the date for the Company's redemption of the Debenture, which date shall be within 20 Trading Days of the closing of the Reset Pricing Period. The "Redemption Price" shall be equal to (i) if the Redemption Notice is given to the Holder prior to the first anniversary of the issuance of this Debenture, 110% of the Outstanding Principal Amount to be redeemed plus all accrued and unpaid interest and (ii) if the Redemption Notice is given to the Holder subsequent to such first anniversary, 115% of the Outstanding Principal Amount to be repurchased plus all accrued but unpaid interest.

               (b) A Redemption Notice shall only be effective in the event that (i) the relevant Reset results in the Conversion Price being less than 50% of the Closing Price and (ii) the provisions of Section 6.15 of the Purchase Agreement have been satisfied. If the Conversion Price is less than 50% of the Closing Price and said provisions have been satisfied, the redemption shall occur on the date set forth in the Redemption Notice (the "Redemption Date") at the offices of Holder's counsel. If the Company fails to pay the Redemption Price in full on the Redemption Date in immediately available funds, (i) the Company shall lose its right to redeem any Debenture in accordance with this Section 6(b) and (ii) in addition to any other rights or remedies it may have, the Holder shall have the right to require the Company to repurchase the Debenture (or any portion thereof, as selected by the Holder) at a price equal to 110% of the Redemption Price pursuant to a written notice to the Company.

               (c) If the relevant Reset does not result in the Conversion Price being less than 50% of the Closing Price, the Redemption Notice shall be deemed withdrawn.

          7.   STOCK SPLITS; DIVIDENDS; ADJUSTMENTS; REORGANIZATIONS.

               (a) If the Company, at any time while the Debentures are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of an issuance, a subdivision or a combination.

               (b)  INTENTIONALLY LEFT BLANK.

               (c) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of Shares of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 7(b) above) then the Holder shall participate in such distribution on a PRO RATA basis with the holders of shares of Common Stock entitled to receive such dividend, distribution, issuance, subdivision or combination as if the Holder held that number of shares of Common Stock that the Holder would have been entitled to receive hereunder upon conversion of the Debenture (without regard to Section 12) immediately prior to the record date fixed for determination of shareholders entitled to receive such dividend, at the Conversion Price then in existence.

               (d) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 7), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the Holders of Debentures so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price) issued in connection with the above described transaction.

               (e) Whenever any element of the Conversion Price is adjusted pursuant to Section 7, the Company shall promptly mail to each Holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               (f) In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall deliver to each Holder of Debentures at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

          8. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

         9.   RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

              (a) RESERVATION REQUIREMENT. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Debentures as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the Holders of the Debentures, 200% of the maximum number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Sections 5 and 7 hereof) upon the conversion of all of the Debentures pursuant hereto. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue, be duly and validly authorized, issued and fully paid and nonassessable. Without in any way limiting the foregoing, so long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures such number of authorized but unissued shares of Common Stock that is set forth in the Purchase Agreement.

              (b) DEFICIENCY. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement such Holder shall be entitled to the rights and remedies set forth in the Registration Rights Agreement.

        10. NO REISSUANCE OF THE DEBENTURE. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

        11. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

        12.   LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

              (a) Notwithstanding anything to the contrary contained herein, no Debenture may be converted to the extent that, after giving effect to shares of Common Stock to be issued pursuant to a Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of Debentures or ownership of other securities that have limitations on a Holder's rights to exchange, convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended, exists (an "aggregation party"), would exceed 9.9% (the "Restricted Ownership Percentage") of the total issued and outstanding shares of the Company's Common Stock; PROVIDED that (w) each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company, (x) each Holder shall have the right at any time and from time to time, to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Section 12(a) upon 61 days' prior notice to the Company or immediately in the event of the announcement of a pending or proposed Change in Control Transaction, (y) each holder can make subsequent adjustments pursuant to (w) or (x) any number of times from time to time (which adjustment shall be effective immediately if it results in a decrease in the percentage or shall be effective upon 61 days' prior written notice or immediately in the event of the announcement of a pending or proposed Change in Control Transaction if it results in an increase in the percentage) and (z) each Holder may eliminate or reinstate this limitation at any time and from time to time (which elimination will be effective upon 61 days' prior notice and which reinstatement will be effective immediately). Without limiting the foregoing, in the event of the announcement of a pending or proposed Change in Control Transaction, any Holder may reinstate immediately (in whole or in part) the requirement that any increase in its Restricted Ownership Percentage be subject to 61 days' prior written notice, notwithstanding such Change in Control Transaction, without imposing such requirement on, or otherwise changing such Holder's rights with respect to, any other Change in Control Transaction. For this purpose, any material modification of the terms of a Change in Control Transaction will be deemed to result in a new Change in Control Transaction. The term "deemed beneficially owned" as used in this Debenture shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Debentures. The Company shall provide all Holders with the earlier of (i) 20 days' prior written notice of any such Change in Control Transaction, to the extent the Company has prior knowledge of a Change in Control Transaction; or (ii) notice on the day immediately following the Company's learning of any such transaction, but only after, in the case of (i) and (ii), such Change in Control Transaction has been publicly disclosed.

               (b) Each time (a "Covenant Time") the Holder makes a Triggering Acquisition (as defined below) of shares of Common Stock (the "Triggering Shares"), the Holder will be deemed to covenant that it will not, during the balance of the day on which such Triggering Acquisition occurs, and during the 61-day period beginning immediately after that day, acquire additional shares of Common Stock pursuant to rights-to-acquire existing at that Covenant Time, if the aggregate amount of such additional shares so acquired (without reducing that amount by any dispositions) would exceed (x) the Restricted Ownership Percentage of the number of shares of Common Stock outstanding at that Covenant Time (including the Triggering Shares) minus (y) the number of shares of Common Stock actually owned by the Holder at that Covenant Time (regardless of how or when acquired, and including the Triggering Shares). A "Triggering Acquisition" means the giving of a Conversion Notice or any other acquisition of Common Stock by the Holder or an aggregation party; PROVIDED, HOWEVER, that with respect to the giving of such Conversion Notice, if the associated issuance of shares of Common Stock does not occur, such event shall cease to be a Triggering Acquisition and the related covenant under this paragraph shall terminate. At each Covenant Time, the Holder shall be deemed to waive any right it would otherwise have to acquire Common Shares to the extent that such acquisition would violate any covenant given by the Holder under this paragraph. For the avoidance of doubt:

               (i) The covenant to be given pursuant to this Section 12(b) will be given at every Covenant Time and shall be calculated based on the circumstances then in effect. The making of a covenant at one Covenant Time shall not terminate or modify any prior covenants.

               (ii) The Holder may therefore from time to time be subject to multiple such covenants, each one having been made at a different Covenant Time, and some possibly being more restrictive than others. The Holder must comply with all such covenants then in effect.

          13. OBLIGATIONS ABSOLUTE. No provision of this Debenture , the Purchase Agreement or the Registration Rights Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest and default payments on, this Debenture or to issue shares of Common Stock in response to a Conversion Notice at the time, place and rate, and in the manner, herein prescribed.

          14. WAIVERS OF DEMAND, ETC. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

          15. REPLACEMENT DEBENTURE. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

          16. PAYMENT OF EXPENSES; ISSUE TAXES. The Company agrees to pay all debts and expenses, including attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Purchase Agreement, any Warrant or the Registration Rights Agreement. The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of any Debenture pursuant hereto.

          17. DEFAULTS. If one or more of the following described "Events of Default" shall occur:

               (a) The Company shall default in the payment of (i) interest on this Debenture or any other Debenture issued pursuant to the Purchase Agreement (subject to the Company's option to pay PIK Interest), and such default shall continue for five (5) business days after the due thereof, or (ii) the principal of this Debenture or any other Debenture issued pursuant to the Purchase Agreement; or

              (b) Any of the representations or warranties made by the Company herein, in the Purchase Agreement, the Registration
                    Rights Agreement, any Warrant or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading in any material respect at the time made and written notice of such breach shall have been given to the Company by the Holders of at least 25% of the aggregate Outstanding Principal Amount of the Debentures then outstanding; or

              (c) The Company shall fail to materially perform or observe any covenant or agreement in the Purchase Agreement or the Registration Rights Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of ten (10) business days after notice of such failure from the Holders of at least 25% of the Aggregate Outstanding Principal Amount of Debentures then outstanding; or

               (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature;
                    (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

               (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within forty-five (45) days after such appointment; or

              (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within forty-five (45) days thereafter; or

              (g) The Company shall sell or otherwise transfer all or substantially all of its assets; or

              (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within forty-five (45) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

              (i) the Senior Lenders shall have accelerated the Senior Debt (as defined in the Purchase Agreement); or

              (j) The Company shall be in default of any other of its indebtedness exceeding $1,000,000, or any other event shall have occurred, and as a result thereof the holders thereof shall have accelerated or shall have the right (upon the giving of notice, the passage of time, or both) to accelerate such indebtedness; or

              (k) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

              (l) A tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced;

         THEN, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at the greater of (i) a redemption price per Debenture equal to 110% of the Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest and default payments on the Debenture and (ii) the cash value that the Holder would be entitled to receive upon conversion of the Debenture at the Conversion Price in existence on such date, without regard to Section 12, and the subsequent sale of the Common Stock at the Market Price for Shares of Common Stock then existing.

         18. SAVINGS CLAUSE. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

         19. ENTIRE AGREEMENT. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

         20. ASSIGNMENT, ETC. The Holder (but not the Company) may without notice, transfer or assign this Debenture or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

         21. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

         22. CERTIFICATE. The Company shall, upon the written request at any time of any Holder of Debentures, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture and any right of the Holder to receive additional shares of Common Stock or any other equity or debt security pursuant to
Section 7.

         23. NOTICES. The Company shall distribute to the Holders of Debentures copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

         24. SPECIFIC ENFORCEMENT. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders of Debentures shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

         25. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, facsimiled or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

         26. GOVERNING LAW; CONSENT TO JURISDICTION. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts to be executed and performed entirely within such state. The Company (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal court located in New York County, New York for the purposes of any suit, action or proceeding arising out of or related to this Debenture and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party as provided herein and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

                             SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                  ADVANCED COMMUNICATIONS GROUP, INC.

                                  By: /s/ Michael A. Pruss
                                      ----------------------------------------
                                       Name: Michael A. Pruss
                                       Title: Vice President

         Signature page to 5% Convertible Debenture of ADVANCED COMMUNICATIONS GROUP, INC.

                                    EXHIBIT 1

                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
                 5% CONVERTIBLE DEBENTURE DUE FEBRUARY 23, 2006

         The undersigned, as Holder of the 5% Convertible Debenture Due February 23, 2006 of ADVANCED COMMUNICATIONS GROUP, INC. (the "Company"), in the outstanding principal amount of U.S. $_____________ (the "Debenture"), hereby irrevocably elects to convert that portion of the outstanding principal amount of the Debenture shown on the next page into shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:         NAME OF HOLDER:
                                               ------------------------------

                                By:
                                    ------------------------------------------
                                    Print Name:
                                    Print Title:

                                    Print Address of Holder:

                                    ------------------------------------------
                                    ------------------------------------------

                                    Issue Common Stock to:
                                                          --------------------
                                    at:
                                       ---------------------------------------

                                    Electronically transmit and credit Common
                                    Stock to:

                                                   at:
                                    --------------     -----------------------

                                    ------------------------------------------
                                    Date of Conversion

                                    ------------------------------------------
                                    Applicable Conversion Rate

                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

PAGE 2 TO CONVERSION NOTICE FOR:
                                 -----------------------------------------------
                                                (NAME OF HOLDER)

              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED


A.  Outstanding Principal Amount converted:                                                $
                                                                                            ----------
B.  Accrued, unpaid interest on Outstanding Principal Amount converted:                    $
                                                                                            ----------
C.  Default payments due Holder on Outstanding Principal Amount converted:                 $
                                                                                            ----------
                                                                                          -------------
TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B + C)                                         $
                                                                                            ----------
                                                                                          =============
                                                                                           $
EXCHANGE PRICE                                                                              ----------
Number of Shares of Common Stock = Total dollar amount converted                       =    $
                                   -----------------------------                            ----------
                                        Conversion Price                                    $

NUMBER OF SHARES OF COMMON STOCK =
                                  -------------------------------



If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Please issue and deliver _____ new Debenture(s) in the following amounts:

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                                    EXHIBIT 2

                                  PIK STATEMENT

Date:______________

To: [NAME OF HOLDER OF DEBENTURE] ("Holder")

RE: 5% CONVERTIBLE DEBENTURE DUE FEBRUARY 23, 2006 ("DEBENTURE") OF ADVANCED COMMUNICATIONS GROUP, INC. (THE "COMPANY"), IN THE FACE PRINCIPAL AMOUNT OF US$_____________.

            In lieu of paying interest on the above-referenced Debenture in coin or currency, the Company hereby elects to pay interest on the Debenture, for the Interest Payment Date indicated below, by having the amount of such interest added to the Outstanding Principal Amount due under the Debenture. The Company hereby certifies to the Holder, its successors and assigns that the Outstanding Principal Amount due under the Debenture after delivery of this PIK Statement equals the amount indicated below. Capitalized terms used in this PIK Statement and not otherwise defined shall have the meaning ascribed thereto in the Debenture.

         Interest Payment Date:                                 _____________


         Outstanding Principal Amount prior
         to issuance of this PIK Statement:                  US$_____________

         PIK Interest:                                       US$_____________

         Outstanding Principal Amount after
         issuance of this PIK Statement:                     US$_____________

              IN WITNESS WHEREOF, this PIK Statement has been duly executed and delivered on the date first written above.

                                   ADVANCED COMMUNICATIONS GROUP, INC.




                                   By:
                                      ---------------------------------
                                       Name:
                                       Title:

                                   SCHEDULE I

None